March 21, 2013

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Dreyfus Municipal Bond Infrastructure Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel for Dreyfus Municipal Bond Infrastructure Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the initial public offering of shares of its Common Stock, par value $.001 per share (the "Shares").

As counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus (the "Prospectus") included in the Fund's Registration Statement on Form N-2 (File Nos. 333-185730; 811-22784) (the "Registration Statement"), in the form transmitted to the Securities and Exchange Commission (the "SEC"). We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed, including resolutions adopted by the Board of Directors of the Fund, or a duly authorized committee thereof, relating to the issuance of the Shares (the "Resolutions"), certified by an officer of the Fund. In our examination of such material, we have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP. The assumptions, limitations and qualifications set forth in their opinion are deemed incorporated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Fund is a corporation duly formed, existing and in good standing under and by virtue of the laws of the State of Maryland.

Securities and Exchange Commission
March 21, 2013

2. The Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor, in accordance with the Registration Statement, the Prospectus and the Resolutions, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its shares of Common Stock under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP